Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-1 of Fusemachines Inc and its subsidiaries, of our report dated March 27, 2026 (which includes an explanatory paragraph relating to Fusemachines Inc. and its subsidiaries’ ability to continue as a going concern), relating to the consolidated financial statements of Fusemachines Inc. and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, which is included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/
KNAV CPA LLP

Atlanta, Georgia
October 06, 2026